EXHIBIT 10.1

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made and entered into by and between GulfSlope Energy, Inc., a Delaware corporation (the “Company”) and ________________, an individual (“Grantee”) on the _______ day of ____________, 20___, (the “Grant Date”).

WHEREAS, Grantee serves as _________________________ of the Company, and in connection therewith, the Company desires to grant to Grantee ____________ shares of the Company’s common stock (the “Common Stock”), subject to the terms and conditions of this Agreement, as compensation for services, and

WHEREAS, Grantee desires to have the opportunity to be a holder of shares of the Company’s Common Stock subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Common Stock. Subject to the restrictions, forfeiture provisions and other terms and conditions set forth herein (i) the Company grants to Grantee ____________ shares of Common Stock (“Grant Shares”), subject to the terms of this Agreement. The Company may require Grantee to reimburse the Company for, or the Company may withhold from any amounts which it may owe Grantee, all amounts required by applicable federal, state and local law in respect of the issuance or vesting of the Grant Shares.

2. Transfer and Vesting Restrictions.

(a) Generally. Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Grant Shares.  Subject to a Section 2(c) herein, the Grant Shares will vest ½ on _________________(the one year anniversary of date of grant) and ½ on  _________________ (the two year anniversary of date of grant) (“Vesting Restrictions”).  The transfer restrictions imposed by this Section 2 shall lapse upon vesting.  The Grant Shares as to which such vesting restrictions so lapse are referred to as “Vested Shares.”

(b) Dividends, etc. If the Company (i) declares a dividend or makes a distribution on Common Stock in shares of Common Stock, (ii) subdivides or reclassifies outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) combines or reclassifies outstanding shares of Common Stock into a smaller number of shares of Common Stock, then Grant Shares shall be proportionately increased or reduced so as to prevent the enlargement or dilution of Grantee’s rights and duties hereunder. The determination of the Company’s Board of Directors regarding such adjustments shall be final and binding.

(c) Corporate Changes. If there is a Corporate Change (as defined below) and the Grantee’s service as a member of the Board is terminated prior to the expiration of Grantee’s current term (other than for cause) within thirty (30) days following the Corporate Change, then the transfer restrictions of this Section 2 shall automatically cease as of the effective date of such Corporate Action, and all the Grant Shares shall thereafter be 100 percent (100%) vested.  For purposes of this Agreement, a “Corporate Change” shall mean:

(i) any transaction or series of related transactions resulting in the sale or issuance of securities by the Company, or any rights to securities of the Company, representing in the aggregate more than 50% of its issued and outstanding voting securities (or more than 50% of the voting power), on a fully diluted basis; or any transaction or series of related transactions resulting in the sale, transfer, assignment or other conveyance or disposition of any securities, or any rights to securities of the Company, by any holder or holders thereof representing in the aggregate more than 50% of the issued and outstanding voting securities of the Company (or more than 50% of the voting power), on a fully diluted basis and the receipt of any consideration in connection therewith,

(ii) a merger, consolidation, reorganization, recapitalization or share exchange in which the stockholders of the Company, immediately prior to such transaction, receive in exchange for securities of the Company owned by them, cash, property or securities of the resulting or surviving entity and, as a result thereof, Persons who were holders of voting securities of the Company hold less than 50% of the capital stock, calculated on a fully diluted basis, of the resulting corporation entitled to vote in the election of directors, or

(iii) the Company sells all or substantially all of the assets of the Company to any other person or entity (other than a wholly-owned subsidiary of the Company) in a transaction that requires shareholder approval pursuant to applicable corporate law.

3. Forfeiture.

(a) Termination. Except as otherwise provided for herein, if Grantee ceases to serve as a _________________________ for any reason, then Grantee shall immediately forfeit all Grant Shares which are not Vested Shares unless the Board of Directors, in its discretion, determines that any or all of such Grant Shares shall not be so forfeited.

(b) Forfeited Shares. All shares of Common Stock forfeited hereunder automatically shall revert to the Company and become canceled.

4. Issuance of Certificate.

(a) The Grant Shares may not be transferred until they become Vested Shares. Further, the Vested Shares may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws in the opinion of counsel satisfactory to the Company.

(b) The shares issued pursuant to this Section 4, shall be held by the Company and issued to Grantee upon applicable vesting.

5. Miscellaneous.

(a) Certain Transfers Void. Any purported Transfer of shares of Common Stock in breach of any provision of this Agreement shall be void and ineffectual, and shall not operate to Transfer any interest or title in the purported transferee.

(b) Dispute Resolution.

(i)           Mediation.  All disputes arising out of this Agreement shall first be submitted to non-binding mediation.  Any party desiring mediation may begin the process by giving the other party a written Request to Mediate, describing the issues involved and inviting the other party to join with the requesting party to name a mutually agreeable mediator and a time frame for the mediation meeting.  The party and the mediator may adopt any procedural format that seems appropriate for the particular dispute.  The contents of all discussions during the mediation shall be confidential and non-discoverable in subsequent arbitration or litigation, if any.  In any such mediation, the parties agree to employ a mediator from the American Arbitration Association (the “AAA”) to assist them in reaching resolution of such dispute according to the Commercial Mediation Rules of the AAA. The fees and expenses of the mediator shall be shared equally by the parties. If, after mediation efforts, the parties should agree as to all or a portion of a claim, a memorandum setting forth such agreement shall be prepared and signed by both parties.  If the result of the mediation is a recognition that the dispute cannot be successfully mediated, or if a party refuses to mediate or to name a mutually acceptable mediator within a period of time that is reasonable considering the urgency of the disputed matter, or if for any reason mediation is not concluded by settlement of the dispute within thirty (30) days after the giving of the Request to Mediate, then any party who desires dispute resolution may seek arbitration pursuant to subsection 5(c)(ii).  Mediation proceedings shall be held in Harris County, Houston, Texas unless the parties mutually agree to a different location.

(ii)           Arbitration.  Any dispute, controversy or claim among the parties arising out of or relating to this Agreement, which has not been settled by mediation will be settled by arbitration in accordance with the commercial rules of the AAA as then in effect.  The parties may agree to use a single arbitrator. If the parties cannot agree on the selection of a single arbitrator within thirty (30) days of commencement of formal arbitration proceedings, then each party shall then have an additional thirty (30) days to appoint one arbitrator of their own choosing. Failure to notify the other party of the appointed arbitrator within the thirty (30) days allotted shall be deemed a waiver of this right, and the compliant party’s appointed arbitrator shall serve as the single arbitrator as if agreed to by both parties. However, where both parties give timely notice of their appointed arbitrators, then the two appointed arbitrators shall in turn jointly select a third neutral arbitrator. If the two arbitrators chosen by the parties cannot agree on the choice of the third arbitrator within a period of thirty (30) days after their nominations, then the third arbitrator shall be appointed by the AAA.  Judgment upon the award rendered by the arbitrators may be entered in any court for a judicial acceptance of the award and an order of enforcement.  Each party will bear its own expenses of the arbitration, but the arbitrators’ fees and costs will be borne equally between the parties participating in the arbitration.  Arbitration proceedings shall be held in Harris County, Houston, Texas unless the parties mutually agree to a different location.

(c) Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by facsimile, email, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the address indicated beneath its signature on the execution page of this Agreement, and to Grantee at his address indicated on the Company’s stock records, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by facsimile or email means (confirmation of such receipt by confirmed facsimile or email transmission being deemed receipt of such communications); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

(d) Amendment and Waiver. This Agreement may be amended, modified or superseded only by written instrument executed by the Company and Grantee. Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Grantee. The failure of any party at any time or times to require performance of any provisions hereof, shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.

(e) Governing Law and Severability. This Agreement shall be governed by the internal laws, and not the laws of conflict, of the State of Texas. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

(f) Successors and Assigns. Subject to the limitations which this Agreement imposes upon transferability of shares of Common Stock, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and Grantee, and Grantee’s permitted assigns and upon death, estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, legal and personal representatives.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

COMPANY:	GRANTEE:

By: ___________________________	_________________________________
John N. Seitz, Chief Executive Officer

Address for Notice:	Address for Notice:

GulfSlope Energy, Inc.	_________________________________
2500 CityWest Blvd., Suite 800	_________________________________
Houston, Texas 77042	_________________________________